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                                                                   EXHIBIT 10.19


                      INTERNATIONAL REPATRIATION AGREEMENT

                                  David Mackay

                             Repatriation Provisions

                                  July 28, 2000


This letter confirms our mutual understanding of the terms and conditions applying to your transfer to the U.S. as SVP Kellogg Company and President, Kellogg USA, effective August 1, 2000 (the actual relocation will take place after obtaining a U.S. work visa which is anticipated to be between September 1 and October 1). This relocation is subject to obtaining a U.S. government work visa.

BASE SALARY

Effective August 1, 2000, your base salary will be US$400,000. Next salary review April 1, 2001 and annually thereafter.

HOUSING

If you sold your home as a result of taking your international assignment, you will be reimbursed normal buyer's closing costs upon purchasing a new residence when you relocate to the U.S.

EXPENSE REIMBURSEMENTS

For your actual relocation, the Company will provide business-class air and will reimburse you for travel expenses. If your housing arrangements are not completed by the time you return to your home country, the Company will pay reasonable living costs (auto rental, hotel or motel, laundry, meals not related to business, normal gratuities, telephone charges related to relocation, and reasonable valet services ) for you and your family for a period of up to 30 days. Expense reimbursements will be made by the U.S.

RELOCATION ALLOWANCE

A relocation allowance of US$10,472, net of income tax (not Social Taxes) will be paid to you upon your official relocation. This allowance is designed to aid in the payment of relocation expenses such as the replacement of personal items, small electrical appliances, and other incidental expenses related to your move.

Additionally, as agreed in the July 13, 2000 memo signed by Carlos Gutierrez and Claudio Gonzalez, you will receive a one-time lump sum payment of US$50,000, net of income tax (not Social Taxes), upon your official relocation.

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HOME LEAVE/EMERGENCY LEAVE

You and your dependents will be allowed three (3) home leave occasions. They may be scheduled once a year during the first 3 years of the transfer to the U.S. You may obtain additional tickets by downgrading to coach class. The leave time shall not exceed or be in addition to vacation entitlement. No reimbursement will be made in lieu of home leave not taken. Transportation will allow business class air fare. Transportation will be allowed to designated home city only.

Home, for the purpose of home leave, is established as Rockhampton, Australia.

In the event of death or critical illness of an immediate family member (including in-laws), business class-air tickets (or the equivalent) will be provided for you and your dependents through the first three (3) years following relocation to the U.S. For the purposes of this policy, "immediate family" is defined as mother, father, brother, sister, child, child by a former marriage, spouse of a child, grandparents, and any other key relatives as deemed appropriate and approved by the CEO.

SHIPMENT OF PERSONAL EFFECTS

The Company will make arrangements to insure and ship your personal effects and furniture if applicable. An exception has been approved to insure and ship your personal wine collection from Australia to the U.S. The Company will also pay for any import duties and other expenses necessary for the actual delivery of these goods.

Household goods and other personal effects will be transported by ocean freight/by the most economical means. A limited amount of persona! items may be shipped by air transport.

Arrangements for shipping will be handled by the Logistics Department of your Host country. All fees for moving, shipping and import duties will be paid by the home country.

TAX EQUALIZATION POLICY

The accounting firm of PricewaterhouseCoopers will assist you in the preparation and filing of your 2000 and 2001 foreign and domestic income tax returns and any tax issue that may result from your international assignment. The cost of PricewaterhouseCoopers services will be borne by the U.K. It is your responsibility to file returns and provide required documentation on a timely basis to comply with home and host country tax laws. Please contact the local office in the U.S. (Chris Sliva at 565-2207) soon after your arrival so that you can be briefed on tax documentation and filing requirements.


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Once your tax compliance work is completed as a result of your expatriate assignment, your U.S. income tax preparation will be provided as a part of the U.S. officer program.

AUTOMOBILE

The compensation and benefits program for U.S. employees (except for Field Sales) does not include a Company-provided automobile. As a result, you will not be provided an automobile when you relocate to the U.S. since you have been a U.S. expatriate (paid according to the U.S. compensation schedule and received U.S. benefits) and will remain on the U.S. payroll and benefit program.

TERMINATION/BENEFIT PAY (IF APPLICABLE)

In some locations, host country severance (termination indemnity) payments, or payments from a host country benefit plan are required by local law. Should you qualify and/or receive additional compensation required by local law at repatriation, transfer to another Kellogg assignment, or termination, you will turn such benefits (payments) over to the Company. Alternatively, payments received will be offset against home country benefits or other allowances or differentials.

RELOCATION IN EVENT OF TERMINATION

If you terminate while in the U.S., either at your own or the Company's option, the Company will pay to relocate you and your family (business class airfare) to your point of origin or alternate of your choice, if lesser cost to the Company, as well as your personal and household effects, provided you return to that point within 30 days of termination, provided these expenses are not covered by a new employer.

TERMINATION CLAUSE

In the event your employment is terminated, within five years from the effective date of this appointment, for reasons other than malfeasance, theft, or immorality, you will be provided an amount of severance pay equal to two years' pay. The severance pay shall equal two times the salary and target bonus for the year in which the termination occurs. Any severance pay is conditional upon signing a release and waiver of all claims against the Kellogg Company and its subsidiaries.


                                       /s/ Carlos M. Gutierrez
                                       Chairman of the Board and
                                       Chief Executive Officer

                                       /s/ David Mackay